EXHIBIT 99.1

PEDEVCO Announces Q2 2023 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / August 14, 2023 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the six months ended June 30, 2023 and provided an operations update.

Key Highlights Include:

•	Produced an average of approximately 2,006 barrels of oil equivalent per day ("BOEPD") (75.5% oil) in the three months ended June 30, 2023 (“Q2 2023”), compared to 1,085 BOEPD produced in the three months ended June 30, 2022 (“Q2 2022”).
•	Reported Q2 2023 revenue of $10.9 million, increasing 14% over revenue earned during Q2 2022.
•	Reported operating income of $3.5 million and operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $7.4 million, increasing 10% and 17%, respectively, from Q2 2022.
•	Reported net income of $3.6 million, or $0.04 per basic and diluted share outstanding, compared to net income of $3.2 million, or $0.04 per basic and diluted share outstanding in Q2 2022.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 23% to $7.4 million, compared to $6.0 million in Q2 2022.
•	Reported cash and cash equivalents (including $3.55 million in restricted cash) of $16.0 million as of June 30, 2023, and zero debt.
•	Production growth in Q2 2023 attributable to commencement of production from 14 new non-operated wells in the D-J Basin, including six wells in the Barracuda Unit in which the Company holds an approximate 35.8% working interest which began producing in December 2022, and eight wells in the Ross Unit in which the Company holds an approximate 4.7% working interest which were turned in line (TIL) in early February 2023 and continued to increase production into Q2 2023.
•	Elected to participate in seven additional non-operated horizontal Niobrara wells situated in the Eider Unit in the D-J Basin in which the Company holds an approximate 18% working interest, which wells we anticipate will be drilled and completed in the second half of 2023 by the operating partner at an estimated net cost to us of ~$7.8 million.
•	Currently permitting and securing vendor commitments to drill and complete four operated horizontal Niobrara wells in the D-J Basin where the Company holds an approximate 70% working interest, with drilling expected to commence in late 2023 or early 2024.

J. Douglas Schick, President of the Company, stated, "We are pleased with the results from our 2022 development program which we began to see in Q1 2023 and continued through Q2 2023, with the Company averaging over 2,000 BOEPD for the first time this quarter. This program has helped to deliver strong operational and financial results to our shareholders in the quarter, including a continued increase in production, cash flow, earnings per share, and Adjusted EBITDA even as oil prices were significantly lower for Q2 2023 compared to Q2 2022, all while maintaining zero debt and controlling G&A expenses. We seek to continue to leverage our strong cash position and zero debt to continue to grow our production, revenue, and profit, as well as increase our asset base for the benefit of our shareholders."

Financial Summary:

We reported net income for the three-month period ended June 30, 2023 of $3.6 million, or $0.04 per share, compared to net income for the three-month period ended June 30, 2022 of $3.2 million, or $0.04 per share. The increase in net income of $0.4 million, when comparing the current period to the prior year’s period, was primarily due to a $1.4 million increase in net revenues offset by a $1.1 million increase in total operating expenses and a $0.1 million gain in interest income (all of which are discussed in more detail below).

We reported operating expenses in Q2 2023 of $7.4 million, compared to $6.3 million in Q2 2022. The increase of $1.1 million was primarily due to a $1.0 million increase in depreciation, depletion, amortization and accretion expense due to increased production in the current period when compared to the prior period.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 23% to $7.4 million in Q2 2023, compared to $6.0 million in Q2 2022.

Cash and cash equivalents were $16.0 million as of June 30, 2023 (including $3.55 million in restricted cash), compared with $33.0 million as of December 31, 2022 (including $3.55 million in restricted cash), which decrease was due largely to increased capital spending related to our drilling and completion activities.

Production, Prices and Revenues:

Production for Q2 2023 was 182,474 barrels of oil equivalent ("Boe"), comprised of 137,847 barrels of oil, 151,007 million cubic feet ("Mcf") of natural gas, and 19,459 Boe of natural gas liquids ("NGLs"). Liquids production comprised 86.2% of total production in the quarter.

Our average realized crude oil sales price in Q2 2023 was $70.59 per barrel, average realized natural gas price was $2.28 per Mcf, and average realized NGL sales price was $42.90 per barrel. Our combined average realized sales price for the quarter was $59.79 per Boe, which was a decrease of 38% compared with $96.77 per Boe in Q2 2022.

Total crude oil, natural gas and NGL revenues for Q2 2023 increased $1.4 million, or 14%, to $10.9 million, compared to $9.5 million for the same period a year ago, due to a favorable volume variance of $4.8 million, offset by an unfavorable price variance of $3.4 million due to the average sales prices for crude oil, natural gas and NGLs realized by the Company decreasing considerably from Q2 2022. The increase in production volume is related to the positive performance from our participation in 14 non-operated wells in the D-J Basin Asset (six of which began producing in late 2022 and eight of which began producing in the first quarter of 2023), combined with maintaining relatively flat production declines from our existing operated Permian Basin and D-J Basin Assets.

Lease Operating Expenses ("LOE"):

Total LOE for Q2 2023 was $2.809 million compared to total LOE for Q2 2022 of $2.802 million. Expense reduction measures to control costs have been implemented on our operated properties in our Permian Basin and D-J Basin Assets, such as operation and lift efficiency improvements, resulting in a reduction in direct operating expenses, offset by a corresponding increase in direct operating expenses from our participation in non-operated wells (noted above) when comparing the current period to the prior period. Other expenses have also increased due to production increases, offset by a corresponding decrease in workovers when comparing the current period to the prior period. Taken together, there was a nominal increase in overall lease operating expenses when compared to the prior period.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A increased from $2.2 million in Q2 2022 to $3.2 million in Q2 2023. The $1.0 million increase was primarily the result of an increase in production (noted above) in the current period whencompared to the prior period.

General and Administrative Expenses ("G&A"):

There was a nominal increase in G&A expenses (excluding share-based compensation) in Q2 2023 compared to Q2 2022 as the Company continues to strive to contain costs and remain within budget from period to period.

Share-based compensation, which is included in general and administrative expenses in our Statements of Operations, decreased nominally due to the forfeitureof certain employee stock-based options due to voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Expense:

We earned $86,000 in interest from our interest-bearing cash accounts, for which interest rates have increased significantly in the current period compared to the prior period. Other expense in the prior period was primarily related to a $15,000 royalty adjustment.

Working Capital and Liquidity:

At June 30, 2023, our total current assets of $19.0 million exceeded our total current liabilities of $4.1 million, resulting in a working capital surplus of $14.9 million, while at December 31, 2022, our total current assets of $32.1 million exceeded our total current liabilities of $17.0 million, resulting in a working capital surplus of $15.1 million. The $0.2 million decrease in our working capital surplus is primarily related to cash used to fund our current capital drilling budget and leasehold acquisitions (described above).

Operations Update:

We are currently applying for permits and securing vendor commitments to drill and complete four operated horizontal Niobrara wells in the D-J Basin where we hold an approximate 70% working interest, with drilling expected to commence in late 2023 or early 2024. In addition, in July 2023 we elected to participate in an additional seven non-operated horizontal Niobrara wells situated in the Eider Unit in the D-J Basin in which the Company holds an approximate 18% working interest, which wells we anticipate will be drilled and completed in the second half of 2023 by the operating partner at an estimated net cost to us of ~$7.8 million. Contingent upon availability of funds related to the timing of these D-J Basin Asset projects planned in 2023, we may also seek to drill and complete an additional three horizontal San Andres wells on our Permian Basin Asset in 2023 or early 2024. We have permits for these San Andres wells, which we plan to drill and complete if either of our D-J Basin Asset operated or non-operated projects gets pushed past early 2024.

More information regarding our operating results for the three months ended June 30, 2023, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, less share-based compensation. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2022and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2023 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2023 (Unaudited)	December 31, 2022
Assets
Current assets:
Cash	$12,464	$29,430
Accounts receivable – oil and gas	6,441	2,430
Prepaid expenses and other current assets	50	249
Total current assets	18,955	32,109

Oil and gas properties - successful efforts method:
Oil and gas properties, subject to amortization, net	82,012	79,372
Oil and gas properties, not subject to amortization, net	4,970	775
Total oil and gas properties, net	86,982	80,147

Operating lease – right-of-use asset	18	71
Other assets	3,819	3,783
Total assets	$109,774	$116,110

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,019	$1,556
Accrued expenses	1,322	13,835
Revenue payable	1,011	1,018
Operating lease liabilities – current	21	81
Asset retirement obligations – current	699	472
Total current liabilities	4,072	16,962

Long-term liabilities:
Asset retirement obligations, net of current portion	2,826	2,689
Total liabilities	6,898	19,651

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 87,040,267 and 85,790,267 shares issued and outstanding, respectively	87	86
Additional paid-in capital	224,148	223,114
Accumulated deficit	(121,359)	(126,741)
Total shareholders’ equity	102,876	96,459
Total liabilities and shareholders’ equity	$109,774	$116,110

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue:	2023	2022	2023	2022
Oil and gas sales	$10,910	$9,547	$19,074	$16,637

Operating expenses:
Lease operating costs	2,809	2,802	5,275	5,158
Selling, general and administrative expense	1,332	1,296	2,820	2,888
Depreciation, depletion, amortization and accretion	3,235	2,228	5,816	4,114
Total operating expenses	7,376	6,326	13,911	12,160

Operating income	3,534	3,221	5,163	4,477

Other income (expense):
Interest income	86	4	184	7
Other income (expense)	-	(15)	35	65
Total other income (expense)	86	(11)	219	72

Net income	$3,620	$3,210	$5,382	$4,549

Income per common share:
Basic	$0.04	$0.04	$0.06	$0.05
Diluted	$0.04	$0.04	$0.06	$0.05

Weighted average number of common shares outstanding:
Basic	87,040,267	85,479,421	86,881,427	85,305,583
Diluted	87,040,267	85,479,421	86,881,427	85,305,583

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Six Months Ended June 30,
	2023	2022
Cash Flows From Operating Activities:
Net income	$5,382	$4,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	5,816	4,114
Amortization of right-of-use asset	53	50
Share-based compensation expense	1,035	1,100
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(4,011)	(3,002)
Prepaid expenses and other current assets	199	289
Accounts payable	(386)	(138)
Accrued expenses	293	73
Revenue payable	(7)	96
Net cash provided by operating activities	8,374	7,131

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(25,295)	(10,047)
Cash paid for vehicle	(45)	-
Net cash used in investing activities	(25,340)	(10,047)

Cash Flows From Financing Activities:
Proceeds from issuance of shares, net of offering costs	-	50
Net cash provided by financing activities	-	50

Net decrease in cash and restricted cash	(16,966)	(2,866)
Cash and restricted cash at beginning of period	32,977	29,227
Cash and restricted cash at end of period	$16,011	$26,361

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$13,017	$1,604
Changes in estimates of asset retirement costs, net	$31	$80
Issuance of restricted common stock	$1	$1

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest,

Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income	$3,620	$3,210	$5,382	$4,549
Add (deduct)
Depreciation, depletion, amortization and accretion	3,235	2,228	5,816	4,114
EBITDA	6,855	5,438	11,198	8,663
Add (deduct)
Share-based compensation	517	537	1,035	1,100
Adjusted EBITDA	$7,372	$5,975	$12,233	$9,763

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.